Free Writing Prospectus

Filed pursuant to Rule 433

Registration Statement No. 333-201398

Stifel Financial Corp.

$200,000,000

4.25% Senior Notes due 2024

Term Sheet

July 11, 2016

Issuer:	Stifel Financial Corp. (NYSE: SF)

Title of Security:	4.25% Senior Notes due 2024

Type of Offering:	SEC Registered

Principal Amount:	$200,000,000

Trade Date:	July 11, 2016

Settlement Date (T+3):	July 14, 2016

Maturity Date:	July 18, 2024

Optional Redemption:	Make-whole call at any time at a discount rate of Treasury + 30 bps

Expected Ratings:	BBB- by Standard & Poor’s Ratings Group BBB by Fitch Ratings, Inc.

Coupon:	4.250% semi-annually

Interest Payment Dates:	Each January 18 and July 18

Record Dates:	Each January 1 and July 1

First Interest Payment Date:	July 18, 2016

Denominations:	$2,000 and any integral multiple of $1,000 above that amount

Public Offering Price:	101.466% of principal amount, plus accrued interest from January 18, 2016

Yield to Maturity:	4.034%

Spread to Benchmark Treasury:	Treasury + 260 bps

Benchmark Treasury:	1.625% due May 15, 2026

Benchmark Treasury Yield:	1.434%

CUSIP / ISIN:	860630 AD4 / US860630AD42

Joint-Book-Running Manager:	Keefe, Bruyette & Woods, Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Co-Managers:	U.S. Bancorp Investments, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Stifel Financial Corp. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Stifel Financial Corp. has filed with the SEC for more complete information about Stifel Financial Corp. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you can request the prospectus by calling Keefe, Bruyette & Woods, Inc. toll-free at 1-800-966-1559, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by Stifel Financial Corp. on July 11, 2016 relating to its Prospectus dated January 8, 2015.

U.S. Bancorp Investments, Inc. and certain of its affiliates that have a lending relationship with us routinely hedge their credit exposure consistent with their customary risk management policies.

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